Exhibit 99.1

MRC Global Reports Full Year and Fourth Quarter 2021 Results and 2022 Outlook

Houston, TX – February 15, 2022 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to diversified energy, industrial and gas utilities' end-markets, today reported full year and fourth quarter 2021 results.

Net loss attributable to common stockholders for the fourth quarter of 2021 was ($10) million, or ($0.12) per diluted share, as compared to a net loss of ($11) million, or ($0.13) per diluted share in the fourth quarter of 2020. Net loss attributable to common stockholders for 2021 was ($38) million, or ($0.46) per diluted share as compared to ($298) million, or ($3.63) per diluted share in 2020. Adjusted net income attributable to common stockholders for the fourth quarter of 2021 was $14 million, or $0.17 per diluted share, as compared to an adjusted net loss of ($4) million, or ($0.05) per diluted share in the fourth quarter of 2020. Adjusted net income attributable to common stockholders for 2021 was $22 million, or $0.27 per diluted share as compared to a loss of ($20) million, or ($0.24) per diluted share in 2020.

MRC Global’s fourth quarter 2021 gross profit was $107 million, or 15.6% of sales, as compared to gross profit of $90 million, or 15.5% of sales, in the fourth quarter of 2020. Gross profit for the fourth quarter of 2021 and 2020 each reflect expense of $30 million and $1 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Gross profit for the fourth quarter of 2020 was also negatively impacted by $12 million of pre-tax charges related to the non-cash write-off of excess and obsolete inventory. Adjusted gross profit, which excludes these items, as well as others, was 21.6% in the fourth quarter of 2021 and 19.7% in the fourth quarter of 2020.

Results for the full year and fourth quarter 2021 demonstrate strong improvement over the prior year:

Full Year 2021 Financial Highlights:

 - Sales of $2,666 million, an increase of 4% compared to 2020

 - Adjusted EBITDA of $146 million, 5.5% of sales, a 51% improvement

 - Adjusted Gross Profit, as a percentage of sales, of 20.1%

 - Cash Flow from Operations of $56 million

 - Leverage ratio of 1.7x

 - Gas Utilities achieved over $1 billion in revenue, an increase of 21% compared to 2020, representing 38% of total revenue

Fourth Quarter 2021 Financial Highlights:

 - Sales of $686 million, an increase of 18% as compared to same quarter of 2020

 - Adjusted EBITDA of $47 million, 6.9% of sales, highest percentage since third quarter of 2018

 - Adjusted Gross Profit, as a percentage of sales, of 21.6%

 - Cash Flow from Operations of $40 million

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Rob Saltiel, MRC Global’s president and chief executive officer, stated, “Our fourth quarter 2021 adjusted EBITDA of $47 million was up 21% over the third quarter, and adjusted EBITDA margin of 6.9% was our highest since 2018. In addition, for the full year 2021, we generated $56 million of cash from operations and reduced our total debt by $86 million. These strong financial results reflect our focus on providing excellent customer service, increasing our profitability, strengthening our balance sheet and managing our global supply chain.

"In 2022, we expect all four of our U.S. end-market sectors to achieve double-digit revenue growth and for our Canada and International segments to each deliver revenue and adjusted EBITDA above 2021 levels. For the company as a whole, we are targeting at least $3 billion of revenue and $190 million of adjusted EBITDA. We believe there is potential for outperformance if capital spending levels exceed forecasted levels for our major customers,” Mr. Saltiel added.

Selling, general and administrative (SG&A) expenses were $106 million, or 15.5% of sales, for the fourth quarter of 2021 compared to $97 million, or 16.8% of sales, for the same period of 2020. Adjusted SG&A expense for the fourth quarter of 2021 was $105 million, or 15.3% of sales, and excludes $1 million of pre-tax severance and restructuring charges.

For the three months ended December 31, 2021, income tax expense was $1 million on a ($3) million pre-tax loss due primarily to tax expense in a foreign jurisdiction related to a provision for valuation allowance on certain deferred tax assets. For the three months ended December 31, 2020, there was an income tax benefit of $2 million on a ($7) million pre-tax loss.

Adjusted EBITDA was $47 million in the fourth quarter of 2021 compared to $22 million for the same period in 2020. Please refer to the reconciliation of non-GAAP measures (adjusted EBITDA) to GAAP measures (net income) in this release.

 Sales

The company’s sales were $686 million for the fourth quarter of 2021, which was $1 million above the third quarter of 2021 and 18% higher than the fourth quarter of 2020. Sequential sales were improved over historical seasonal trends, where fourth quarter revenue typically declines 5% to 10%. This improvement was driven by Canada, as several deliveries in upstream and gas utilities took place in the fourth quarter. As compared to the fourth quarter of 2020, the increase in sales was across all sectors, driven by the gas utilities sector, the largest end-market, as activity levels continue to rise, economic conditions improve and customers execute their projects.

Sales by Segment

U.S. sales in the fourth quarter of 2021 were $566 million, a $118 million, or 26%, increase from the same quarter in 2020. Gas utilities' sector sales were up $34 million, or 16%, as a result of a new customer contract, pent-up demand from pandemic restriction project delays and infrastructure improvement projects. Downstream, industrial and energy transition (DIET) sector sales improved by $24 million, or 20%, due to an increase in turnaround and maintenance activity for several chemical, petrochemical, refining and mining customers. Upstream production sector sales increased $27 million, or 43%, as well completions increased 49% over the same period and related customer activity increased, as well. Midstream pipeline sector sales increased $33 million, or 66%, due to an increased demand for line pipe and valves for projects.

Canadian sales in the fourth quarter of 2021 were $40 million, up $17 million, or 74%, from the same quarter in 2020 driven by the upstream sector followed by gas utilities. Upstream improved on increased activity levels as customers resumed work previously delayed, along with a general increase in activity due to higher commodity prices. Gas utilities sales increased due to a project previously delayed that materialized during the quarter.

International sales in the fourth quarter of 2021 were $80 million, down $28 million, or 26%, from the same period in 2020 driven primarily by activity constraints related to pandemic restrictions.

Sales by Sector

Gas utilities sales in the fourth quarter of 2021 were $258 million, or 38% of total sales, up $41 million, or 19%, from the fourth quarter of 2020 due primarily to the U.S. segment, as described above. Sequentially, gas utilities sales declined 5% due to seasonality.

Downstream, industrial and energy transition sales in the fourth quarter of 2021 were $201 million, or 29% of total sales, up $27 million, or 16%, from the fourth quarter of 2020 due primarily to the U.S. segment, as described above. Sequentially, DIET sales increased 2% primarily related to the International segment from MRO and upgrades at various facilities for projects related to petrochemicals, refining and energy transition.

Upstream production sales in the fourth quarter of 2021 were $140 million, or 20% of total sales, up $14 million, or 11%, from the fourth quarter of 2020. The increase in upstream sales was due primarily to the U.S. segment, as described above. Sequentially, upstream production sales increased 6% as commodity prices and customer spending improved driving increased well completions, well workovers and a general increase in customer activity levels including higher demand for valves and line pipe in the U.S. and Canada.

Midstream pipeline sales in the fourth quarter of 2021 were $87 million, or 13% of total sales, up $25 million, or 40%, from the fourth quarter of 2020 due primarily to the U.S. segment, as described above. Sequentially, midstream pipeline sales increased 2% as activity for gathering, processing and smaller projects improved including increased demand for line pipe and valves.

Balance Sheet and Cash Flow

Cash provided by operations was $40 million in the fourth quarter of 2021 resulting in $56 million of cash provided by operations in 2021. Free cash flow (cash provided by operations less capital expenditures less preferred stock dividends) was $22 million in 2021. As of December 31, 2021, the cash balance was $48 million, long-term debt (including current portion) was $297 million and net debt was $249 million. Availability under the company’s asset-based lending facility was $484 million and liquidity was $532 million as of December 31, 2021. Please refer to the reconciliation of non-GAAP (net debt) to GAAP measures (long term debt, net) in this release.

Conference Call

The company will hold a conference call to discuss its fourth quarter and full year 2021 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 16, 2022. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 2, 2022 and can be accessed by dialing 201-612-7415 and using passcode 13725580#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified energy and industrial end-markets including the gas utilities, downstream, industrial and energy transition, upstream production, and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 220 locations including valve and engineering centers. The company’s unmatched quality assurance program offers 300,000 SKUs from 10,000 suppliers, simplifying the supply chain for over 10,000 customers. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “look forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves;  U.S. and international general economic conditions; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame;   significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products;  risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and risks related to changing laws and regulations including trade policies and tariffs.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton
Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	December 31,	December 31,
	2021	2020

Assets
Current assets:
Cash	$48	$119
Accounts receivable, net	379	319
Inventories, net	453	509
Other current assets	19	19
Total current assets	899	966

Long-term assets:
Operating lease assets	191	200
Property, plant and equipment, net	91	103
Other assets	22	19

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	204	229
	$1,671	$1,781

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$321	$264
Accrued expenses and other current liabilities	80	94
Operating lease liabilities	33	37
Current portion of long-term debt	2	4
Total current liabilities	436	399

Long-term liabilities:
Long-term debt, net	295	379
Operating lease liabilities	177	187
Deferred income taxes	53	70
Other liabilities	32	41

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 107,284,171 and 106,315,296 issued, respectively	1	1
Additional paid-in capital	1,747	1,739
Retained deficit	(819)	(781)
Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(231)	(234)
	323	350
	$1,671	$1,781

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020

Sales	$686	$579	$2,666	$2,560
Cost of sales	579	489	2,249	2,129
Gross profit	107	90	417	431

Selling, general and administrative expenses	106	97	410	449
Goodwill and intangible asset impairment	-	-	-	242
Operating income (loss)	1	(7)	7	(260)

Other (expense) income:
Interest expense	(5)	(6)	(23)	(28)
Write off of debt issuance costs	-	-	-	-
Other, net	1	6	2	5

Loss before income taxes	(3)	(7)	(14)	(283)
Income tax expense (benefit)	1	(2)	-	(9)
Net loss	(4)	(5)	(14)	(274)
Series A preferred stock dividends	6	6	24	24
Net loss attributable to common stockholders	$(10)	$(11)	$(38)	$(298)

Basic loss per common share	$(0.12)	$(0.13)	$(0.46)	$(3.63)
Diluted loss per common share	$(0.12)	$(0.13)	$(0.46)	$(3.63)
Weighted-average common shares, basic	82.5	82.1	82.5	82.0
Weighted-average common shares, diluted	82.5	82.1	82.5	82.0

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended
	December 31,	December 31,
	2021	2020

Operating activities
Net loss	$(14)	$(274)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	19	20
Amortization of intangibles	24	26
Equity-based compensation expense	12	12
Deferred income tax benefit	(15)	(21)
Amortization of debt issuance costs	2	1
Decrease (increase) in LIFO reserve	77	(19)
Goodwill and intangible asset impairment	-	242
Lease impairment and abandonment	-	14
Inventory-related charges	-	46
Provision for credit losses	(1)	2
Gain on sale leaseback	-	(5)
Other non-cash items	-	(3)
Changes in operating assets and liabilities:
Accounts receivable	(61)	141
Inventories	(27)	173
Other current assets	(2)	7
Accounts payable	60	(98)
Accrued expenses and other current liabilities	(18)	(3)
Net cash provided by operations	56	261

Investing activities
Purchases of property, plant and equipment	(10)	(11)
Proceeds from the disposition of property, plant and equipment	3	30
Net cash (used in) provided by investing activities	(7)	19

Financing activities
Payments on revolving credit facilities	(389)	(819)
Proceeds from revolving credit facilities	389	658
Payments on long-term obligations	(87)	(6)
Debt issuance costs paid	(3)	-
Dividends paid on preferred stock	(24)	(24)
Repurchases of shares to satisfy tax withholdings	(4)	(4)
Net cash used in financing activities	(118)	(195)

(Decrease) increase in cash	(69)	85
Effect of foreign exchange rate on cash	(2)	2
Cash beginning of year	119	32
Cash end of year	$48	$119

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
December 31,

	U.S.	Canada	International	Total
2021
Gas utilities	$250	$8	$-	$258
Downstream, industrial & energy transition	143	5	53	201
Upstream production	90	26	24	140
Midstream pipeline	83	1	3	87
	$566	$40	$80	$686
2020
Gas utilities	$216	$1	$-	$217
Downstream, industrial & energy transition	119	3	52	174
Upstream production	63	17	46	126
Midstream pipeline	50	2	10	62
	$448	$23	$108	$579

Year Ended
December 31,

	U.S.	Canada	International	Total
2021
Gas utilities	$995	$13	$-	$1,008
Downstream, industrial & energy transition	560	20	203	783
Upstream production	321	88	133	542
Midstream pipeline	302	11	20	333
	$2,178	$132	$356	$2,666
2020
Gas utilities	$821	$11	$-	$832
Downstream, industrial & energy transition	566	15	205	786
Upstream production	329	89	182	600
Midstream pipeline	307	13	22	342
	$2,023	$128	$409	$2,560

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2021	2020	2021	2020
Line pipe	$113	$65	$381	$308
Carbon fittings and flanges	89	76	358	340
Total carbon pipe, fittings and flanges	202	141	739	648
Valves, automation, measurement and instrumentation	233	216	947	1,018
Gas products	164	138	629	517
Stainless steel and alloy pipe and fittings	31	32	131	128
General products	56	52	220	249
	$686	$579	$2,666	$2,560

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	December 31,	Percentage	December 31,	Percentage
	2021	of Revenue	2020	of Revenue

Gross profit, as reported	$107	15.6%	$90	15.5%
Depreciation and amortization	5	0.7%	5	0.9%
Amortization of intangibles	6	0.9%	6	1.0%
Increase in LIFO reserve	30	4.4%	1	0.2%
Inventory-related charges (1)	-	0.0%	12	2.1%
Adjusted Gross Profit	$148	21.6%	$114	19.7%

	Year Ended
	December 31,	Percentage	December 31,	Percentage
	2021	of Revenue	2020	of Revenue

Gross profit, as reported	$417	15.6%	$431	16.8%
Depreciation and amortization	19	0.7%	20	0.8%
Amortization of intangibles	24	0.9%	26	1.0%
Increase (decrease) in LIFO reserve	77	2.9%	(19)	(0.7)%
Inventory-related charges (1)	-	0.0%	46	1.8%
Adjusted Gross Profit	$537	20.1%	$504	19.7%

Notes to above:

*	Does not foot due to rounding
(1)

In the fourth quarter of 2020, $12 million of non-cash charges (pre-tax) recorded for excess and obsolete inventory recorded in cost of goods sold; $9 million in the U.S., $2 million in Canada and $1 million in International. For the full year 2020, $46 million of non-cash charges (pre-tax) recorded in cost of goods sold. Charges of $28 million in the U.S. and $2 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $16 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.

The company defines adjusted gross profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted gross profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses adjusted gross profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted gross profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020

Selling, general and administrative expenses	$106	$97	$410	$449
Severance and restructuring (1)	(1)	(2)	(1)	(14)
Facility closures (2)	-	1	(1)	(14)
Recovery of supplier bad debt (3)	-	-	-	2
Employee Separation (4)	-	-	(2)	-
Adjusted Selling, general and administrative expenses	$105	$96	$406	$423

Notes to above:

(1)

Employee severance and restructuring charges (pre-tax) associated with the company’s cost reduction initiatives were recorded in 2021 and 2020. Charges of $1 million recorded in the fourth quarter of 2021 were primarily in the U.S. Charges of $2 million recorded in the fourth quarter of 2020 with $1 million in each of the U.S. and International segments. Charges of $14 million were recorded in 2020 with $8 million in the U.S., $5 million in International and $1 million in Canada.

(2)

In 2021, charges (pre-tax) of $1 million associated with the exit of the Korea business were recorded in the International segment.  During 2020, sub-lease income and charges (pre-tax) for lease impairments and abandonments related to facility closures, substantially non-cash, were recorded. In the fourth quarter of 2020, $1 million of sub-lease income was recorded for an Australian property in the International segment. In 2020, a net charge of $14 million was recorded with $10 million in the International segment, $3 million in the U.S. segment and $1 million in Canada segment.

(3)	Charges (pre-tax) in 2020 relate to the collection of a product claim from a foreign supplier.
(4)	Charges (pre-tax) related to employee separation, of which $1 million is non-cash share-based compensation.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, facility closures plus the recovery of supplier bad debt. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. The company presents adjusted SG&A because the company believes Adjusted SG&A is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Loss to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020

Net loss	$(4)	$(5)	$(14)	$(274)
Income tax expense (benefit)	1	(2)	-	(9)
Interest expense	5	6	23	28
Depreciation and amortization	5	5	19	20
Amortization of intangibles	6	6	24	26
Goodwill and intangible asset impairment (1)	-	-	-	242
Inventory-related charges (2)	-	12	-	46
Facility closures (3)	1	(1)	1	17
Severance and restructuring (4)	1	2	1	14
Employee Separation (5)	-	-	1
Increase (decrease) in LIFO reserve	30	1	77	(19)
Equity-based compensation expense (6)	2	4	12	12
Gain on early extinguishment of debt (7)	-	-	-	(1)
Recovery of supplier bad debt (8)	-	-	-	(2)
Gain on sale leaseback (9)	-	(5)	-	(5)
Foreign currency (gains) losses	-	(1)	2	2
Adjusted EBITDA	$47	$22	$146	$97

Notes to above:

(1)

Non-cash charges (pre-tax) recorded in 2020 for the impairment of $217 million for goodwill and $25 million for the U.S. indefinite-lived tradename asset. The goodwill impairment consisted of $177 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.

(2)

Non-cash charges (pre-tax) of $12 million recorded in cost of goods sold, during the fourth quarter of 2020, for excess and obsolete inventory, of which $9 million was in the U.S., $2 million in Canada and $1 million in International. For the full year in 2020, $46 million of non-cash charges (pre-tax) recorded in cost of goods sold. Charges of $28 million in the U.S. and $2 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $16 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.

(3)

In the fourth quarter of 2021, charges (pre-tax) of $1 million associated with the exit of the Kazakhstan business were recorded in the International segment. In 2021, charges (pre-tax) of $1 million associated with the exit of the Korea and Kazakhstan businesses partially offset by a gain on the sale of a facility all recorded in the International segment.

In the fourth quarter of 2020, $1 million of sub-lease income was recorded for an Australian property in the International segment.

In 2020, a net charge for lease impairments and abandonments related to facility closures, substantially non-cash, of $14 million was recorded with $10 million in the International segment, $3 million in the U.S. segment and $1 million in Canada segment.  Also includes $3 million of non-cash (pre-tax) charges for the write-down of assets for facilities with $1 million in the International segment and $2 million in the Canada segment, recorded in Other expense.

(4)

Employee severance and restructuring charges (pre-tax) associated with the company’s cost reduction initiatives were recorded in 2021 and 2020. Charges of $1 million recorded in the fourth quarter of 2021 were primarily in the U.S. Charges of $2 million recorded in the fourth quarter of 2020 with $1 million in each of the U.S. and International segments. Charges of $14 million were recorded in 2020 with $8 million in the U.S., $5 million in International and $1 million in Canada.

(5)	Charges (pre-tax) recorded in SG&A. $2 million relates to employee separation, of which, $1 million is recorded in equity-based compensation expense.
(6)	Recorded in SG&A
(7)	Charge (pre-tax) related to the purchase of the senior secured Term Loan recorded in Other, net in 2020.
(8)	Charges (pre-tax) in 2020 relate to the collection of a product claim from a foreign supplier.
(9)	Income (pre-tax) recorded in Other, net with $4 million in the U.S. and $1 million in Canada.

The company defines adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA. Reconciling the Company's adjusted EBITDA 2022 target is not reasonably possible as the impact from inflation or deflation on indices used to calculate LIFO is not possible to reasonably predict.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Loss Attributable to Common Stockholders to

Adjusted Net Income (Loss) Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	December 31, 2021
	Three Months Ended		Year Ended
	Amount	Per Share	Amount	Per Share

Net loss attributable to common stockholders	$(10)	$(0.12)	$(38)	$(0.46)
Facility closures, net of tax (1)	1	0.01	1	0.01
Severance and restructuring, net of tax (2)	1	0.01	1	0.01
Increase in LIFO reserve, net of tax	22	0.27	58	0.71
Adjusted net income attributable to common stockholders	$3	$0.04	$22	$0.27

	December 31, 2020
	Three Months Ended		Year Ended
	Amount	Per Share	Amount	Per Share

Net loss attributable to common stockholders	$(11)	$(0.13)	$(298)	$(3.63)
Goodwill and intangible asset impairment, net of tax (3)	-	-	234	2.85
Inventory-related charges, net of tax (4)	9	0.11	38	0.46
Facility closures, net of tax (1)	(1)	(0.01)	15	0.18
Severance and restructuring, net of tax (2)	2	0.02	12	0.15
Recovery of supplier bad debt, net of tax (5)	-	-	(2)	(0.02)
Gain on sale leaseback (6)	(4)	(0.05)	(4)	(0.05)
Increase (decrease) in LIFO reserve, net of tax	1	0.01	(15)	(0.18)
Adjusted net loss attributable to common stockholders	$(4)	$(0.05)	$(20)	$(0.24)

Notes to above:

(1)

In the fourth quarter of 2021, charges (after-tax) of $1 million associated with the exit of the Kazakhstan business were recorded in the International segment. In 2021, charges (after-tax) of $1 million associated with the exit of the Korea and Kazakhstan businesses partially offset by a gain on the sale of a facility all recorded in the International segment.

In the fourth quarter of 2020, $1 million of sub-lease income was recorded for an Australian property in the International segment.

In 2020, a net charge (after-tax) for lease impairments and abandonments related to facility closures, substantially non-cash, of $13 million was recorded with $10 million in the International segment, $2 million in the U.S. segment and $1 million in the Canada segment. Also includes $2 million of non-cash (after-tax) charges for the write-down of assets for facilities in Canada, recorded in Other expense.

(2)

Employee severance and restructuring charges (after-tax) associated with the company’s cost reduction initiatives were recorded in 2021 and 2020. Charges of $1 million recorded in the fourth quarter of 2021 were primarily in the U.S. Charges of $2 million recorded in the fourth quarter of 2020 with $1 million in each of the U.S. and International segments. Charges of $12 million were recorded in 2020 with $6 million in the U.S., $5 million in International and $1 million in Canada.

(3)

Non-cash charges (after-tax) recorded in the second quarter of 2020 for the impairment of $215 million for goodwill and $19 million for the U.S. indefinite-lived tradename asset. The after-tax goodwill impairment consisted of $175 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.

(4)

In the fourth quarter of 2020, $9 million of non-cash charges (after-tax) recorded for excess and obsolete inventory recorded in cost of goods sold; $7 million in the U.S., $1 million in Canada and $1 million in International. For the full year in 2020, $38 million of non-cash charges (after-tax) recorded in cost of goods sold. Charges of $22 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $15 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.

(5)	Charges (after-tax) in 2020 relate to the collection of a product claim from a foreign supplier.
(6)	Income (after-tax) recorded in Other, net with $3 million in the U.S. and $1 million in Canada.

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income attributable to common stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to adjusted net income attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

December 30,
2021

Long-term debt, net	$295
Plus: current portion of long-term debt	2
Long-term debt	297
Less: cash	48
Net Debt	$249

Net Debt	$249
Trailing twelve months adjusted EBITDA	146
Leverage ratio	1.7

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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